Exhibit 99.1

Vanco Direct USA, LLC

Financial Statements

together with Report of Independent Registered Public Accounting Firm as of December 31, 2007 and 2006

and for the years then ended

200 S. Wacker Drive
Suite 1600
Chicago, IL 60606

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Capital Growth Systems, Inc. and Subsidiaries

We have audited the accompanying balance sheets of Vanco Direct USA, LLC (the “Company”) as of December 31, 2007 and 2006, and the related statements of operations, changes in member’s equity, and cash flows for each of the two years in the period ended December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Vanco Direct USA, LLC as of December 31, 2007 and 2006, and the results of its operations, and its cash flows for each of the two years in the period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 9 of the financial statements, the Company’s recurring losses, negative cash flows from operations, and its net working capital deficiency raise substantial doubt about its ability to continue as a going concern. Management’s plans in regards to these matters are also described in Note 9. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

/s/ Carver Moquist & O’Connor, LLC

Bloomington, MN
February 3, 2009

VANCO DIRECT USA, LLC

BALANCE SHEETS

	December 31,
	2007	2006
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$549,886	$5,216,133
Accounts receivable, net	1,793,397	2,743,895
Prepaid expenses and other current assets	492,203	221,751
Due from related parties, net	612,775	—

Total Current Assets	3,448,261	8,181,779
Property and equipment, net	923,589	151,942
Intangible assets, net	1,042,620	3,804,553
Goodwill	18,282,896	18,282,896
Other assets	483,978	481,240

TOTAL ASSETS	$24,181,344	$30,902,410

LIABILITIES AND MEMBER’S EQUITY

CURRENT LIABILITIES
Current maturities of long-term debt	$6,045,127	$—
Accounts payable	8,266,872	7,378,551
Accrued expenses	1,770,781	3,097,009
Deferred revenue	4,438,855	9,007,751
Due to related parties, net	—	353,908

Total Current Liabilities	20,521,635	19,837,219
Long-term portion of debt	461,752	—

Total Liabilities	20,983,387	19,837,219

MEMBER’S EQUITY
Member’s Interests	23,744,000	23,744,000
Net treasury activities with related parties	(20,028,762)	(13,540,409)
Accumulated earnings (deficit)	(517,281)	861,600

Total Member’s Equity	3,197,957	11,065,191

TOTAL LIABILITIES AND MEMBER’S EQUITY	$24,181,344	$30,902,410

The accompanying notes are an integral part of these financial statements.

VANCO DIRECT USA, LLC

STATEMENTS OF OPERATIONS

	Year ended December 31,
	2007	2006
REVENUE	$52,007,420	$47,182,349
COST OF REVENUES	42,077,494	37,291,245

GROSS MARGIN	9,929,926	9,891,104

OPERATING EXPENSES
Compensation	5,914,952	5,780,859
Travel and entertainment	575,493	719,941
Occupancy	951,780	594,427
Professional services	1,193,017	1,073,970
Insurance	255,035	118,636
Depreciation and amortization	890,959	1,087,590
Other operating expenses	1,052,626	693,680

TOTAL OPERATING EXPENSES	10,833,862	10,069,103

OPERATING LOSS	(903,936)	(177,999)
Interest expense (income)	474,945	(74,863)

NET LOSS	$(1,378,881)	$(103,136)

The accompanying notes are an integral part of these financial statements.

VANCO DIRECT USA, LLC

STATEMENTS OF CHANGES IN MEMBER’S EQUITY

For the years ended December 31, 2007 and 2006

	Member’s Interests	Related Party Treasury Activities	Accumulated Earnings (Deficit)	Total Member’s Equity
Balance, January 1, 2006	$23,744,000	$(5,300,816)	$964,736	$19,407,920
Net loss for 2006	—	—	(103,136)	(103,136)
Net treasury activities with related parties	—	(8,239,593)	—	(8,239,593)

Balance, December 31, 2006	23,744,000	(13,540,409)	861,600	11,065,191
Net loss for 2007	—	—	(1,378,881)	(1,378,881)
Net treasury activities with related parties	—	(6,488,353)	—	(6,488,353)

Balance, December 31, 2007	$23,744,000	$(20,028,762)	$(517,281)	$3,197,957

The accompanying notes are an integral part of these financial statements.

VANCO DIRECT USA, LLC

STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2007	2006
CASH FLOW FROM OPERATING ACTIVITIES
Net loss	$(1,378,881)	$(103,136)

Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	890,959	1,087,590
Gain on disposal of assets	(7,332)	—
Changes in working capital items:
Accounts receivable, net	950,498	(816,602)
Prepaid expenses and other current assets	(270,452)	90,671
Due from related parties, net	(612,775)	211,712
Accounts payable	888,321	4,058,391
Accrued expenses	(1,326,228)	1,742,673
Deferred revenue	(4,568,896)	4,657,851
Due to related parties, net	(353,908)	353,908

Total adjustments	(4,409,813)	11,386,194

Net cash provided by (used in) operating activities	(5,788,694)	11,283,058

CASH FLOW FROM INVESTING ACTIVITIES
Purchase of property and equipment	(694,700)	(93,629)
Proceeds from sale of property and equipment	717,514	—
Payments made for other assets	(2,738)	(148,000)

Net cash provided by (used in) investing activities	20,076	(241,629)

CASH FLOW FROM FINANCING ACTIVITIES
Net borrowings under credit agreement	5,679,902	—
Principal payments on capital lease obligations	(118,445)	—
Net treasury activities with related parties	(4,459,086)	(8,239,593)

Net cash provided by (used in) financing activities	1,102,371	(8,239,593)

Increase (decrease) in cash and cash equivalents	(4,666,247)	2,801,836
Cash and cash equivalents – beginning of period	5,216,133	2,414,297

Cash and cash equivalents – end of period	$549,886	$5,216,133

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for interest	$202,904	$—

NON-CASH INVESTING AND FINANCING ACTIVITIES
Purchase of property and equipment under capital lease obligations	$945,422	$—
Software rights sold to Vanco plc	$2,029,267	$—

The accompanying notes are an integral part of these financial statements.

VANCO DIRECT USA, LLC

NOTES TO FINANCIAL STATEMENTS

NOTE 1. Organization and Basis of Presentation.

The accompanying financial statements include the accounts of Vanco Direct USA, LLC (hereafter “VDUL” or “Company”). The Company is based in Chicago, Illinois and is a provider of network provisioning and management services to domestic and international telecommunications carriers and integrators. It also uses sophisticated software to optimize efficiencies in the design and pricing of customer networks.

On August 1, 2005, the Company initiated its operations by completing the purchase of substantially all of the assets of Universal Access Global Holdings, Inc. and its subsidiaries (hereafter “UA”) for $22.2 million in cash. UA was founded in 1997 and became a public company in early 2000. Due to the adverse effects of certain large financially-troubled customers, UA recorded losses in 2003 and 2004 and filed for protection under Chapter 11 of the Bankruptcy Code in the third quarter of 2004. The reorganization action was resolved upon the sale to VDUL.

Vanco Direct Ltd. is the sole member of VDUL. Vanco Direct Ltd. is owned by Vanco Group Ltd. which is owned by Vanco plc, the London-based global virtual network operator.

NOTE 2. Summary of Significant Accounting Policies.

Cash and Cash Equivalents

The Company considers those short-term, highly-liquid investments with original maturities of three months or less as cash and cash equivalents. As of December 31, 2007 and 2006, the Company had $279,000 of cash restricted for outstanding letters of credit, which are included in other assets.

Fair Value of Financial Instruments

The carrying amount of cash, accounts receivable, prepaid expenses, current maturities of long-term debt, and accounts payable are considered representative of their respective fair values because of the short-term nature of these financial instruments. Long-term debt approximates fair value as the instruments’ interest rates approximate current rates.

Concentrations of Credit Risk

Financial instruments and related items, which potentially subject the Company to concentrations of credit risk, consist primarily of cash and cash equivalents. The Company places its cash and temporary cash investments with credit quality institutions. At times, such investments may be in excess of the FDIC insurance limit.

Major Customers

The Company had more than 10% of either sales or accounts receivable from three customers in 2007 and 2006. In 2008, those customers each represented 18%, 16%, and 13% of revenues and 14%, 12%, and 6% of accounts receivable, respectively. In 2007, those same customers each represented 16%, 15%, and 15% of revenues and 17%, 25%, and 9% of accounts receivable, respectively.

Accounts Receivable

Accounts receivable represent amounts owed from billings to customers and are recorded at gross amounts owed less an allowance for uncollectible accounts. The Company provides an allowance for uncollectible accounts receivable based upon prior experience and management’s assessment of the collectibility of existing specific accounts. The total reserve for uncollectible accounts was $107,000 and $76,000 as of December 31, 2007 and 2006, respectively. The Company’s policy is to write-off accounts receivable balances once management has deemed them to be uncollectible.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Provision for depreciation is made generally at rates designed to allocate the cost of the property and equipment over their estimated useful lives or, in the case of leasehold improvements, the lesser of the economic life or the term of the lease. Computer hardware is depreciated over five years, computer software over three years, and leasehold improvements over five years. Depreciation is calculated using the straight-line method. The cost of ordinary maintenance and repairs is charged to operations while renewals and replacements are capitalized.

Goodwill and Intangible Assets

The Company accounts for goodwill in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets (SFAS 142). The Company recognizes the excess cost of an acquired entity over the net amount assigned to assets acquired and liabilities assumed as goodwill. The Company tests goodwill at least annually for impairment using the fair value approach on a reporting unit basis in accordance with SFAS 142. The Company has a single reporting unit. SFAS 142 requires a two-step process for testing impairment. The first step is to compare the fair value of each reporting unit to its carrying value to determine whether an indication of impairment exists. If impairment is indicated, then the fair value of the reporting unit’s goodwill is determined by allocating the unit’s fair value to its assets and liabilities (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination. The amount of impairment for goodwill is measured as the excess of its carrying value over its fair value.

The Company has completed its annual goodwill impairment tests as of December 31, 2007 and 2006. The result of the tests performed indicates goodwill was not impaired as of December 31, 2007 or 2006. Accordingly, no impairment charge has been recognized.

Intangible assets are assets acquired from an independent party. The assets have no significant residual values and there are no intangible assets that are not subject to amortization. The Company amortizes developed software, customer base, and leases under market value using a straight-line method over five years, which reflects the pattern in which the assets are expected to be consumed. The acquired intangible assets are tested for impairment whenever events or circumstances indicate that a carrying amount of an asset or asset group may not be recoverable. The Company has determined that no impairments existed as of December 31, 2007 and 2006, respectively. An impairment loss is recognized when the carrying amount of an asset exceeds the estimated undiscounted cash flows used in determining the fair value of the asset. The amount of the impairment loss to be recorded represents the excess of the asset’s carrying value over its fair value. Fair value is generally determined using a discounted cash flow analysis. See Note 4 for additional disclosures related to intangible assets.

Revenue Recognition

The Company generates revenue from the provisioning and reselling of telecommunication circuits, from licensing its software products, and from technical consulting services.

The Company recognizes revenue in accordance with Staff Accounting Bulletin No. 104, Revenue Recognition (SAB 104) which incorporates Emerging Issues Task Force Issues No. 00-21, Multiple-Deliverable Revenue Arrangements (EITF 00-21) and in accordance with AICPA Statement of Position 97-2, Software Revenue Recognition (SOP 97-2), as amended by AICPA Statement of Position 98-9, Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions (SOP 98-9). In all cases, revenue is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed, and collectibility of the resulting receivable is reasonable assured.

While customers may purchase services separately, sales often include multiple products or services. At the inception of such arrangements, the deliverables are evaluated to determine whether they represent separate units of accounting under EITF 00-21. The Company’s policy regarding the determination of separate units of accounting is based on all of the following criteria being met: the delivered item has value to the customer on a stand-alone basis; there is objective and reliable evidence of the fair value of the item(s); and delivery or performance of the item(s) is considered probable and substantially in the Company’s control. Revenue is allocated to each unit of accounting in a transaction based on its fair value as determined by vendor objective evidence. Vendor objective evidence of fair value for all elements of an arrangement is based upon the normal pricing and discounting practices when sold separately to other customers. If vendor objective evidence of fair value has not been established for all items under the arrangement, no allocation can be made, and revenue is recognized on all items over the term of the arrangement.

The Company generally bills its customers for ongoing services on a monthly basis. Invoices include charges for the upcoming month’s connectivity access and for the prior month’s excess usage-based revenue. Revenue is recognized in the month earned. Cancellation charges that are included in Company contracts are recorded upon management’s determination that the customer has violated the terms of the contract and the collection of this charge is probable.

Revenues not yet earned related to billings and/or payments made in advance of the service date are recorded as deferred revenue. From time to time, the Company will offer discount incentives for customer prepayments.

For software subscription arrangements that do not require significant modification or customization of the underlying software, revenue is recognized when a legally binding arrangement with a customer is reached, the product is delivered, customer payment is deemed fixed or determinable and free of contingencies or significant uncertainties, and collection is probable. Substantially all software subscriptions are recognized ratably over the term of the arrangement, which is typically one year.

With respect to technical consulting services rendered, the Company recognizes revenue over the duration of the contract on a percentage of completion method from the go-live date through the contract life. Progress is measured by the percentage of actual labor incurred to date to management’s estimate of total labor to be incurred on each contract. This method is used as management considers labor incurred to be the best available measure of progress on these contracts. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

Cost of Sales

The cost of sales for the provisioning and reselling of circuits includes the cost of accessing circuits and fiber networks, the direct costs for labor, travel, and materials to install and maintain customer sites, along with the occupancy and labor costs of operating a network operations center.

Comprehensive Income (Loss)

SFAS No. 130, Reporting Comprehensive Income (SFAS 130), establishes standards for reporting and displaying of comprehensive income (loss), its components, and accumulated balances. Comprehensive income (loss) is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. For the years ended December 31, 2007 and 2006, the Company has no items that would be included in comprehensive income (loss) besides the reported results of operations.

Income Taxes

The Company was formed under the Delaware Limited Liability Company Act in 2005 and it was taxed as a partnership for federal income tax purposes. Its activities and results were provided to Vanco Direct Ltd., its sole member that would be responsible for any resulting liability. No income taxes were paid and no tax provision, benefit, asset, or liability was recognized or established for the years ended December 31, 2007 and 2006.

Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, Fair Value Measurements (SFAS 157). SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with GAAP, and expands disclosures about fair value measurements. The provisions of SFAS 157 are effective for financial instruments beginning in January 2008 and non-financial instruments beginning in January 2009. The Company is reviewing SFAS 157 and does not believe its adoption will have a material impact on its results of operations or financial condition.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (SFAS 159). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. The provisions of SFAS 159 are effective beginning in January 2008. The Company does not expect the adoption of SFAS 159 will have a material impact on its results of operations or financial condition.

On December 4, 2007, the FASB issued SFAS No. 141(R), Business Combinations (SFAS 141R). SFAS 141R replaces SFAS No. 141, Business Combinations and applies to all transactions or other events in which an entity obtains control of one or more businesses. SFAS 141R requires the acquiring entity in a business combination to recognize the acquisition-date fair value of all assets acquired and liabilities assumed including contingent consideration and those relating to minority interests. SFAS 141R also requires acquisition-related transaction expenses and restructuring costs to be expensed as incurred, rather than capitalized as a component of the business combination. SFAS 141R is effective for fiscal years beginning after December 15, 2008 and may not be applied before that date. The provisions of SFAS 141R will impact the Company if it is party to a business combination after the pronouncement has been adopted.

In February 2008, the FASB issued FASB Staff Positions (“FSP”) No. 157-1, Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13 (FSP 157-1) and No. 157-2, Effective Date of FASB Statement No. 157 (FSP 157-2). FSP 157-1 removes certain leasing transactions from the scope of SFAS 157. FSP 157-2 partially defers the effective date of SFAS 157 for one year for certain non-financial assets and non-financial liabilities that are recognized at fair value on a non-recurring basis (at least annually). The Company does not currently expect the adoption of the recently issued FASB Staff Positions to have a material effect on its results of operations and financial condition.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Note 3. Property and Equipment.

Property and equipment at December 31, 2007 and 2006 consists of the following:

	2007	2006
Computer hardware and software	$424,624	$131,317
Leasehold improvements	681,164	51,863

	1,105,788	183,180
Accumulated depreciation	(182,199)	(31,238)

Net property and equipment	$923,589	$151,942

Depreciation of property and equipment was $158,294 and $25,854 for the years ended December 31, 2007 and 2006, respectively.

In early 2007, the Company sold the majority of its property and equipment to a lessor for $717,514 and entered into a capital lease obligation for those and certain additional assets. The lease obligation is secured by the assets.

Included in property and equipment at December 31, 2007 were assets under capital leases of $945,422 and related accumulated depreciation of $121,958. There were no assets under capital lease at December 31, 2006.

Note 4. Intangible Assets.

Gross carrying amounts, accumulated amortization, and estimated amortization period for each major intangible asset class at December 31, 2007 and 2006 are as follows:

	2007
	Gross Carrying Amount	Accumulated Amortization	Net
Customer base	$1,721,248	$(831,937)	$889,311
Leases under market value	296,726	(143,417)	153,309

Total	$2,017,974	$(975,354)	$1,042,620

	2006
	Gross Carrying Amount	Accumulated Amortization	Net
Developed software	$3,290,704	$(932,365)	$2,358,339
Customer base	1,721,248	(487,687)	1,233,561
Leases under market value	296,726	(84,073)	212,653

Total	$5,308,678	$(1,504,125)	$3,804,553

In mid-2007, the Company sold its rights in its developed software products to Vanco plc at net book value, which was $2,029,267.

Amortization expense for the years ended December 31, 2007 and 2006 related to the intangible assets was $732,665 and $1,061,736, respectively.

Estimated amortization expense for the intangible assets is as follows for the years ending December 31:

2008	$403,595
2009	403,595
2010	235,430

$1,042,620

5. Debt.

Debt as of December 31, 2007 and 2006 consists of the following

	2007	2006
Credit Agreement with a bank with borrowings based on and secured by certain future revenues under select customer contracts; advances, which were not to exceed $30 million in the aggregate (including affiliates of Vanco plc), are limited to a portion of a calculated present value of twelve months of billings, monthly payments of principal and interest (at approximately 8.4%) based upon collections on those selected customer contracts, each tranche due within one year or less and callable upon demand	$5,679,902	—
Capital lease obligations secured by certain property and equipment; quarterly payments of $88,289 including principal and interest (at approximately 8.5%) due over three years	826,977	—

Total	6,506,879	—
Less: current maturities	6,045,127	—

Long-term portion	$461,752	—

The aggregate scheduled principal repayments of long-term debt for the next three years (i.e., through maturity) are as follows:

2008	$6,045,127
2009	323,813
2010	137,939

Total	$6,506,879

See Note 10 for additional information regarding subsequent satisfaction of the above debt in 2008.

Note 6. Member’s Interest.

Member’s Interests of $23,744,000 was recorded based on the adjusted purchase price of the net assets acquired from the UA estate paid by Vanco plc. This amount is comprised of cash proceeds of $22,200,000 and costs incurred of $1,544,000.

Note 7. Related Party Transactions.

The Company shares office space with Vanco US, LLC, another Vanco plc entity. Due to the proximity of the parties, numerous services are shared by mutual agreement. Transactions between the parties are intended to be at cost and are settled on a regular basis. Open balances between these parties at period end are included in “Due from/to related parties, net” on the balance sheet.

The Company invoiced Vanco US, LLC for rent, staff utilization, and miscellaneous costs of approximately $1,181,000 and $969,000 in 2007 and 2006, respectively. Vanco US, LLC invoiced the Company for staff utilization and miscellaneous costs of approximately $231,000 and $475,000 in 2007 and 2006, respectively.

Vanco plc effectively controlled all of the Company’s treasury functions and would transfer or cause the transfer of available funds amongst the entities under common control. As those transactions were often not tied to any discrete transaction and as settlement could not be anticipated (especially in the short-term), they were recorded in the Member’s equity section as “Net treasury activities with related parties.” These transactions did not bear interest and were not governed by written agreements. All related foreign currency translation adjustments were borne by Vanco plc.

During 2007 and 2006, the Company was engaged by Vanco plc to assist in the creation of an industry-specific software application. Over the course of the project, the Company incurred $598,915 and $977,463 of operating expenses in 2007 and 2006, respectively and was reimbursed its costs by Vanco plc. These amounts are included in both revenues and cost of revenues with no related margin.

At the conclusion of the project in mid-2007, the Company also sold the rights to its developed software products, which were included in intangible assets, to Vanco plc at their net book value at the time of $2,029,267.

Note 8. Commitments.

The Company has entered into or assumed certain non-cancelable operating and capital lease agreements related to office space, co-location facilities, and equipment. Total rent expense under operating leases, net of sublease income, was $1,068,157 and $1,322,444 for the years ended December 31, 2007 and 2006, respectively. Total payments, including interest, made under capital leases for the year ended December 31, 2007 were $138,232. There were no capital lease payments in 2006.

Minimum remaining rental commitments under operating leases (net of subleases) and capital lease arrangements are as follows as of December 31, 2007:

	Operating	Capital
For the year ending December 31,
2008	$560,437	$426,060
2009	382,559	353,156
2010	304,045	142,020
2011	289,852	—
2012	11,182	—
Thereafter	—	—

Total	$1,548,075	921,236

Less: amounts representing interest		(94,259)

Present value of future minimum lease payments		826,977
Less: current portions of obligations under capital lease		(365,225)

Obligations under capital leases, net of current portions		$461,752

Note 9. Going Concern.

These financial statements have been presented on the basis that the Company is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

As indicated in the accompanying financial statements, as of December 31, 2007, the Company’s current liabilities exceeded its current assets by $17,073,000. For the year ended December 31, 2007, the Company incurred a net loss of $1,379,000 and used $5,789,000 of cash in its operations. In just under two and one-half years since inception, the Company transferred out approximately $18 million of cash (net) pursuant to Vanco plc’s treasury program and incurred significant expense in 2007 with respect to the unsuccessful portal development effort.

The Company’s net working capital deficiency, recurring losses, and negative cash flows from operations raise substantial doubt about its ability to continue as a going concern. As the stand-alone circuit management and software business remains compelling, relief from the Vanco plc treasury program and a renewed focus on the core business is expected to restore profitability.

The ability of the Company to continue as a going concern is dependent upon the success of these actions. There can be no assurance that the Company will be successful in accomplishing its objectives. The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

Note 10. Subsequent Events.

Vanco plc. Vanco plc went into administration (a form of bankruptcy protection in the United Kingdom) on May 26, 2008. At the same time, Reliance Globalcom, a division of India’s Reliance Communications Group, acquired 100% equity in Vanco Group Limited pursuant to an agreement to buy the entire business – except VDUL, which had been transferred into Vanco plc. The U.K.-based Administrator (akin to a Trustee in United States bankruptcy actions) continued to support the operations of VDUL while marketing the Company for separate sale.

In the ensuing period, the Administrator engaged in settlement discussions with various financial institutions, including the lenders that advance funded VDUL’s receivables and that leased the Company its equipment. In the course of those discussions, VDUL’s debts were satisfied in bulk together with the other subsidiaries and discharged. There was no gain or loss on extinguishment of debt recorded as VDUL had been making its scheduled payments.

Capital Growth Systems, Inc. On November 14, 2008, Capital Growth Systems, Inc. (“CGSY”) through its wholly-owned subsidiary, Capital Growth Acquisition, Inc. (“CGAI”) entered into an Interest and Loan Purchase Agreement (the “ILPA”) with Vanco plc, a U.K. corporation in administration (“Seller”) pursuant to which CGAI agreed to purchase all of the outstanding membership interests (the “Interests”) of VDUL. The ILPA was structured for a two-step closing.

VDUL holds domestic and international Section 214 authorizations from the Federal Communications Commission (“FCC”) and certificates of public convenience and necessity (or the equivalent) from various state telecommunications regulatory commissions. The Seller and CGSY submitted a joint application to the FCC for the granting of a special temporary authority to CGAI (“STA”) for CGAI to operate the assets of VDUL under a Management Services Agreement (the “MSA”) which is anticipated to result in most, if not all, of the economic benefit or loss of VDUL’s operations to be passed to CGSY pending the formal approval of the change in beneficial ownership of VDUL as a result of the sale of the Interests. On November 19, 2008, the FCC granted the STA, which was effective for a period of sixty days.

The ILPA contemplated that the purchase price for the Interests would be funded shortly after the granting of the STA. The first closing (the “Financial Closing”) occurred on November 20, 2008 and CGSY paid to Seller a total of $15.2 million for the purchase of the Interests as well as an intracompany loan from the Seller to VDUL. CGSY had previously paid to Seller a $500,000 deposit while negotiating the ILPA, which was applied to the purchase price. The balance of the purchase price was funded by delivery of cash and delivery of a non-interest bearing convertible debenture in the principal amount of $3 million, subject to certain adjustments. At the time of the Financial Closing, CGSY executed a Term Loan Agreement with a senior lender that advanced $8,500,000 to CGSY to facilitate the Financial Closing, and as part of the transaction, it required CGSY’s operating subsidiaries and the Company to also execute the Term Loan Agreement as co-borrowers (CGAI executed the Term Loan Agreement on behalf of VDUL, subjecting VDUL’s assets to the liens in favor of the senior lender) despite the fact that the Interests will not be transferred to CGAI until the Final Closing (scheduled to occur following receipt of regulatory approval to the change in control of VDUL to CGAI from the FCC and the applicable state telecommunications regulatory authorities).

Upon execution of the ILPA, CGAI was appointed as the manager of VDUL and entered into an MSA, which became effective as of the Financial Closing date. Under the MSA, CGAI is to be paid a monthly management fee equal to 30% of VDUL’s revenues (provided that in no event shall any monthly payment exceed VDUL’s net revenues for such month) and is responsible for any losses that may accrue.

On January 10, 2009, the FCC provided CGAI the formal authorization to acquire beneficial ownership of VDUL, and accordingly, pending the Final Closing of the change in ownership, CGAI has the right to continue to operate VDUL under its MSA.

The certificate for the VDUL Interests was placed in escrow, to be transferred to CGAI upon the date of transfer of ownership of the Interests to CGAI (the “Final Closing”). Per the ILPA, the Final Closing shall occur upon the approval by the FCC and the state regulatory commissions (in charge of state licensure for VDUL telecommunications operations) of the change in beneficial ownership of VDUL to CGSY (“Regulatory Approvals”). CGSY may waive the Regulatory Approvals requirement if all Regulatory Approvals have not been obtained by ninety-one (91) days following the Financial Closing date. Further, if CGSY has obtained the Regulatory Approval from the State Commission of the State of New York, then CGSY may waive such requirement and proceed to the Final Closing any time that is at least forty-five (45) days following the Financial Closing date.